Exhibit 10.3

EMPLOYMENT AGREEMENT

Agreement made between The GNS Group, Inc., located at 4017 Colby Avenue, Everett, WA, herein referred to as “Company”.

And

David Cuthbert, herein referred to as “Employee”.

Company hereby employs employee to perform such duties at such times and in such manner as the company may from time to time direct.

Employee agrees that he will perform those duties assigned to him to the best of his ability, to maintain a current and complete account of his work and expenses, to remit promptly to the company any monies paid to him or coming into his possession which belong to the company.

In consideration of the foregoing, company agrees to pay to employee the amount of $3,000 per month plus reasonable travel expenses incurred for the purpose of conducting company business.

This contract shall become effective on March 1, 2007 and remain in effect until it is terminated by either party. Either party may terminate this agreement by providing the other party with 30 days written notice of his or their intention. Should this agreement be terminated by either party, employee agrees that the payment in full to the date of termination shall fully satisfy all claims against the company under this agreement.

Agreed:	Agreed:

ANTOINE JARJOUR	DAVID CUTHBERT
By: President	Employee
The GNS Group, Inc.